GENERAL CABLE CORPORATION

CONTACT:

Michael P. Dickerson

FOR IMMEDIATE RELEASE

Vice President, Finance and

February 5, 2008

Investor Relations

(859) 572-8684

GENERAL CABLE ELECTS BRIAN J. ROBINSON TO EXECUTIVE VICE PRESIDENT

Highland Heights, Kentucky – February 5, 2008 – General Cable Corporation (NYSE:BGC) announced today that the Board of Directors of the Company has elected Brian J. Robinson to the post of Executive Vice President, Chief Financial Officer and Treasurer effective immediately. Robinson will continue to report to Gregory B. Kenny, President and Chief Executive Officer of General Cable.

“This is a well-deserved recognition by the Board of the value that the Company places on Brian’s operating and strategic leadership,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “Since January 2007, Brian has led our Corporate Finance Team through two debt issuances totaling over $800 million, and four acquisitions, including the $1.2 billion of revenues PDIC business. He has also been instrumental in driving improved controls and best practices in our global finance organization.”

Robinson has held the title of Senior Vice President, Chief Financial Officer and Treasurer since January 2007. Robinson became Controller for General Cable in 2000 and assumed the additional responsibility of Senior Vice President and Treasurer in March 2006.  He began his career at Deloitte & Touche LLP in 1991, and in 1997 moved from Cincinnati, Ohio to London, England, where he served as Audit Manager focused on accounting services for global companies.  In 1999, Robinson joined General Cable as Assistant Controller.

Robinson holds a Bachelor of Science degree in Accounting from the University of Dayton and received his CPA certification in 1993.

General Cable is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.

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Release No. 0572

02/05/08